Exhibit 10.1

FIRST AMENDMENT TO GROSS LEASE AGREEMENT

THIS FIRST AMENDMENT TO GROSS LEASE AGREEMENT (this “First Amendment”) dated as of August 23, 2013, is entered into by and between Mass Transit Properties, LLC, a California limited liability company (“Landlord”), and Joe’s Jeans Inc., a Delaware corporation (“Tenant”), and amends the Gross Lease Agreement dated November 22, 2010 (the “(“Original Lease”), for the Premises located at 2340 South Eastern Avenue, Commerce, California 90040.

R E C I T A L S

A.                                    Tenant desires to extend their current lease by this First Amendment.  This is their first extension to the Original Lease.

B.                                    Landlord and Tenant hereby agree to modify the Original Lease as set forth in this First Amendment, which modifications shall be deemed effective as of the date of this First Amendment as indicated above.

NOW THEREFORE, in consideration of the foregoing recitals and of other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree that the Original Lease shall be amended as follows:

1.                                      Term.  Section 5, “Extension Option” and Exhibit C of the Original Lease are hereby deleted in their entirety.  The Term of this Lease is hereby extended for a period of sixty (60) months commencing on January 1, 2014 and expiring on December 31, 2018 (the “Extended Term”).  Except as modified in this First Amendment, all of the terms and conditions of the Original Lease shall continue to apply throughout the Extended Term, and the word “Term,” as used in the Lease, shall be deemed to include this Extended Term.  “Termination Date” shall mean December 31, 2018.  All other definitions not otherwise defined herein shall have the same meaning as in the Original Lease.

2.                                      Gross Monthly Rent.  During the Extended Term, the Gross Monthly Rent shall be as follows:

Months	Gross Monthly Rent
January 1, 2014 - December 31, 2014	$43,722.70 Gross
January 1, 2015* - December 31, 2015	$45,034.38 Gross
January 1, 2016 - December 31, 2016	$46,385.41 Gross
January 1, 2017 - December 31, 2017	$47,776.97 Gross
January 1, 2018 - December 31, 2018	$49,210.27 Gross

*Commencing January 1, 2015 through the balance of the Term, Tenant shall pay, subject to the terms and conditions herein, any Increase over the Base Year in Property Taxes and Insurance Costs (each as defined below) on a pro rata basis for Tenant’s use and occupancy of the Premises.

3.                                      Security Deposit.  The Security Deposit of $90,153.50 ($66,153.50 plus $24,000.00) referenced in Section 6.2 of the Original Lease shall be returned to Tenant as follows:  one half (i.e., $45,076.75) shall be returned on December 31, 2013 and the remaining amount shall be returned on the date of termination if terminated early in accordance with the terms of the Original Lease or this First Amendment, or December 31, 2018, whichever comes first.

4.                                      Certain Definitions.  For purposes of this Lease, the following terms shall have the following meanings:

“Base Year” shall mean calendar year 2014.

“Pro rata basis” or “proportionate share” shall mean the rentable square footage of the Premises divided by the rentable square footage of the Project, which as of the date hereof is Fifty-Three and 92/100 percent (53.92%).

“Property Taxes” shall mean all real property taxes, assessments and improvement bonds, ordinary and extraordinary, general and special, foreseen and unforeseen, levied or assessed upon or with respect to the ownership of and/or all other taxable interests in the Project imposed by any taxing authority having jurisdiction.  If at any time the methods of taxation shall be altered so that in addition to or in lieu of or as a substitute for the whole or any part of the Property Taxes now levied, assessed or imposed there shall be levied, assessed or imposed by any government body any other type of tax or other imposition in lieu of, or as a substitute for, or in addition to, the whole or any portion of any Property Taxes, then the same shall be included as Property Taxes.  Landlord and Tenant recognize that there may be imposed new forms of taxes, assessments, charges, levies or fees, or there may be an increase in certain existing taxes, assessments, charges, levies or fees placed on, or levied in connection with, the ownership, leasing, occupancy or operation of the Premises or the Building.  All such new or increased taxes, assessments, charges, levies or fees which are imposed or increased, including, but not limited to, any taxes, assessments, charges, levies and fees assessed or imposed due to the existence of the Lease and the leases of other tenants or occupants of the Building or for the purpose of funding services or special assessment districts theretofore funded by real property taxes, shall also be included within the meaning of “Property Taxes” as used herein, except as expressly provided herein otherwise.  Property Taxes shall not include any (i) inheritance, estate, succession, transfer, gift, excess profits, franchise, capital stock, federal and/or state income, corporation tax (or other taxes to the extent applicable to Landlord’s net income), (ii) payment of interest for late payment of Property Taxes (which shall be the sole responsibility of Landlord), (iii) any costs or expenses incurred by Landlord in securing any governmental approvals to construct and/or initially to operate all or any portion of the Project, whether pursuant to a development agreement or otherwise, including, without limitation, any impact fees, development fees, dedications, or other fees or charges paid to any governmental authority in connection with any such construction and/or initial right to operate (iv) any increase in real property taxes caused by construction in the Project commenced subsequent to the date of this Lease until such time as such newly constructed space constitutes gross leasable area, (v) bonds and/or assessments which have been or, subsequent to the date hereof are, levied for the purpose of funding the costs of construction for Landlord’s development or redevelopment of all or any portion of the Project or capital improvements constructed therein or with respect thereto, or any offsite improvements, (vi) any taxes or assessments related to the usage (as contrasted with the construction or installation) of any utilities to the Premises or the Project, such as water or sewer charges included in the tax bill, and (vii) any real property taxes assessed against land in the Project that has not been fully developed as buildings or common area.  To the extent Tenant is required to pay any assessments, each assessment shall be deemed to be payable in as many installments as is lawful, and only the installments due during any year shall be included in the Property Taxes for that year; any portion of any assessment deemed payable after the Term of this Lease shall not be Tenant’s obligation.  All refunds, rebates and discounts received by Landlord in connection with such Property Taxes shall be deducted prior to the calculation of Tenant’s proportionate share of the Property Taxes.  Landlord warrants and represents to Tenant that none of the expenses included within Property Taxes shall be included within any other charge payable under the Lease.  In the event Landlord receives any refund of any such taxes or assessments as a result of Landlord’s negotiating, appearing or contesting the same, Landlord shall promptly pay to Tenant, Tennat’s pro-rata share of the refund.  Any property tax reassessment resulting in increased property taxes after the Base Year caused by Tenant improvements performed by or for the benefit of the Tenant may be passed through to the extent of such increase to Tenant for reimbursement to Landlord.

“Insurance Costs” shall mean Landlord’s actual costs to carry the insurance customary to insure the Premises and the Building for fire, extended coverage, vandalism, malicious mischief and other commercially reasonable endorsements deemed advisable by Landlord, insuring all improvements on the Premises (including Tenant’s improvements), and all leasehold improvements thereon and appurtenances thereto (excluding Tenant’s merchandise, trade fixtures, furnishings, equipment, and personal property) for the full actual replacement value thereof, with such commercially reasonable deductibles as Landlord deems advisable.

“Increase” shall mean any increase in the Property Taxes (except as set forth above) and the actual cost of the Insurance carried by Landlord over and above the cost for same in the Base Year (and with respect to Insurance, shall include increases resulting from a change in the nature of Tenant’s occupancy, any act or omission of Tenant, increased valuation of the Premises and/or premium rate increase after the Base Year).  Notwithstanding the foregoing, Increases shall not include any increase due to any new type of insurance or coverages, unless the Insurance Costs for the Base Year are increased by the amount of the premium Landlord would have incurred had Landlord maintained such type of insurance during the Base Year.

5.                                      Payment of Increase.  On or prior to February 1, 2015 (and annually thereafter during the remainder of the Term), Landlord shall give to Tenant a statement (the “Statement”) which shall state in reasonable detail (a) the Property Taxes and Insurance Costs incurred or accrued for the preceding year, (b) the amount, if any, of any Increase and Tenant’s proportionate share of such Increase, and (c) Tenant’s proportionate share of the estimated Increase for the then-current year.  Until Tenant receives the next such Statement, Tenant shall pay, at the same time Monthly Gross Rent is due, Tenant’s proportionate share of one-twelfth (1/12) of the estimated Increase.  If the total amounts previously paid by Tenant as an estimated Increase is less than the actual Increase payable by Tenant as set forth in the Statement, then Tenant shall pay, within thirty (30) days, the full amount of the Increase for such year, less the amounts, if any, paid during such year as the estimated Increase, and if the total amounts paid by Tenant as an estimated Increase is greater than the actual Increase payable by Tenant for such year, such overpayment shall be credited against Tenant’s next installment(s) until applied in full (provided that all unapplied amounts of such overpayments existing as of the expiration or earlier termination of this Lease shall be paid from Landlord to Tenant within fifteen (15) days after such expiration or termination).  Tenant and Tenant’s auditor shall have the right to inspect Landlord’s records pertaining to any Property Taxes and Insurance Costs in order to confirm and verify same and Landlord shall reasonably cooperate with Tenant and Tenant’s auditor in connection with the same.  If, as a result of such inspection, a discrepancy is disclosed, a corresponding payment/credit shall be made within thirty (30) days, provided that if Landlord is found to have overcharged Tenant by more than six percent (6%), then Landlord shall, in addition to such credit, pay any reasonable, actual third party costs incurred by Tenant in connection with such inspection.

6.                                      Effect of First Amendment; Ratification.  Except to the extent the Original Lease is modified by this First Amendment, the terms and provisions of the Original Lease shall remain unmodified and in full force and effect.  In the event of conflict between the terms of the Original Lease and the terms of this First Amendment, the terms of this First Amendment shall prevail.  The Original Lease as amended by this First Amendment is hereinafter referred to as the “Lease”.  This First Amendment may be executed in counterparts (by original, facsimile or electronic PDF signatures) and shall be binding upon the parties’ respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date and year first above written.

“LANDLORD” — Mass Transit Properties, LLC, a California limited liability company

By:	/s/ Ron Massman	Date:	August 23, 2013

Name Printed:	Ron Massman	Title:	Managing Member

“TENANT” — Joe’s Jeans Inc., a Delaware corporation

By:	/s/ Marc B. Crossman	Date:	August 22, 2013

Name Printed:	Marc B. Crossman	Title:	President & CEO

By:	/s/ Lori Nembirkow	Date:	August 22, 2013

Name Printed:	Lori Nembirkow	Title:	Secretary